Exhibit 99.1

Autoliv Issues $1.25 Billion of Long-Term Debt Securities

(Stockholm, Sweden April 25, 2014) — Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, announced today that $1.25 billion of long-term debt securities have been issued and sold as part of the Company’s previously communicated strategy of adjusting its capital structure.

The senior notes were issued by Autoliv ASP, Inc., a wholly owned subsidiary of the Company (which acted as guarantor) pursuant to a Note Purchase and Guaranty Agreement dated April 23, 2014. The notes have an average interest rate of approximately 3.84%, and consist of five series of varying sizes maturing between 2019 and 2029:

$208 million of 5-year senior notes with an interest rate of 2.84%

$275 million of 7-year senior notes with an interest rate of 3.51%

$297 million of 10-year senior notes with an interest rate of 4.09%

$285 million of 12-year senior notes with an interest rate of 4.24%

$185 million of 15-year senior notes with an interest rate of 4.44%

This debt issuance should support the Company to achieve its long term leverage ratio target of around one time. The proceeds of the guaranteed senior notes will be used to refinance existing debt in light of scheduled maturities and for general corporate purposes.

“We are very pleased with the response to our debt offering which resulted in favorable terms and conditions. This positive response provided an opportunity to better align our long-term debt with our long-term leverage ratio target”, said Mats Wallin, CFO of Autoliv Inc.

For further details, please see the Company’s report on Form 8-K as filed with the Securities and Exchange Commission on April 25, 2014.

Autoliv offered the notes principally to institutional investors in an offering made pursuant to the exemption from registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”). The offering has not been and will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Inquiries:

Mats Wallin, Chief Financial Officer	Tel +46-8-587 20 600
Ray Pekar, VP Investor Relations Americas	Tel +1-248 475 0427

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with over 56,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2013 amounted to US $8.8 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc. Vasagatan 11, 7th floor P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 475-0427 e-mail: ray.pekar@autoliv.com

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc. Vasagatan 11, 7th floor P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 475-0427 e-mail: ray.pekar@autoliv.com